Exhibit 99.1

First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 3900
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
MEDIA RELEASE
First Industrial Realty Trust Announces Amended Credit
Facility Agreement
Greater Financial Covenant Flexibility Enhances Deleveraging and Asset Management Strategy
CHICAGO, October 25, 2010 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced it has amended its senior unsecured revolving credit facility agreement.
As part of the agreement, First Industrial made a $100 million paydown and the capacity of the credit facility now totals $400 million, comprised of a $200 million term loan and a $200 million revolving facility. The interest rate on the term loan is LIBOR plus 325 basis points, with no facility fee. The interest rate on the revolving facility has been increased from LIBOR plus 100 basis points to LIBOR plus 275 basis points at the Company’s current credit ratings, plus a 50 basis point facility fee. The maturity date remains September 2012.
The amended agreement contains relaxed financial covenants, including a reduction of the limit on the Fixed Charge Coverage Ratio from 1.5 times to 1.2 times. The Value of Unencumbered Assets Ratio was also revised, with the limit reduced from 1.60 to 1.30 for an initial period ending September 30, 2011, after which it reverts back to 1.60 times through the maturity date. In addition, the definition of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) within the calculation of the Fixed Charge Coverage Ratio has been amended to no longer include economic gains or losses from property sales. (1)
“This amended agreement for our line of credit provides us with the cushion relative to financial covenants and the improved flexibility in terms of asset sales to continue our progress in deleveraging our balance sheet,” said Bruce W. Duncan, president and CEO of First Industrial Realty Trust. “Our disposition efforts remain focused on the sale of vacant buildings and land to users, as well as non-strategic properties, as part of our asset management strategy.”
As of September 30, 2010, First Industrial had $124 million of cash on its balance sheet, from which the Company funded the $100 million paydown.
“We are pleased to reach this agreement with our banking partners in our line of credit, which we believe benefits all of our stakeholders as we execute our plan to strengthen our balance sheet,” said Scott Musil, the Company’s acting chief financial officer.
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(1) The Fixed Charge Coverage Ratio, EBITDA, and the Value of Unencumbered Assets Ratio are defined in the amended credit facility agreement filed with the Securities and Exchange Commission today on Form 8-K, which will be available on First Industrial’s website, www.firstindustrial.com, under the Investor Relations tab.
First Industrial’s third quarter 2010 results will be released on Tuesday, October 26, 2010 after market close and will be available on the Company’s website. The Company will host its third quarter 2010 results conference call on Wednesday, October 27, 2010 at 11:00 a.m. EDT (10:00 a.m. CDT). The conference call may be accessed by dialing (866) 542-2938 and the passcode is “First Industrial”. The conference call and replay will also be available on the Company’s website.
About First Industrial Realty Trust, Inc.
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across major markets in North America, our local market experts manage, lease, buy, (re)develop, and sell industrial properties, including all of the major facility types — bulk and regional distribution centers, light industrial, manufacturing, and R&D/flex. We have a track record of industry leading customer service, and in total, we own, manage and have under development 75 million square feet of industrial space on balance sheet. For more information, please visit us at www.firstindustrial.com. We post or otherwise make available on this website from time to time information that may be of interest to investors.
Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities (including the Internal Revenue Service); our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land, the supply and demand for which is inherently more volatile than other types of industrial property) in the Company’s current and proposed market areas; difficulties in consummating acquisitions and dispositions; risks related to our investments in properties through joint ventures; environmental liabilities; slippages in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment
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charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; international business risks; and those additional factors described under the heading “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and in the Company’s subsequent reports on Form 10-Q. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon Director, Investor Relations and Corporate Communications 312-344-4320
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